Exhibit 99.1

             BTU International Reports First Quarter 2004 Results;
                       Sales up 65 percent year-over-year

    NORTH BILLERICA, Mass.--(BUSINESS WIRE)--April 20, 2004--BTU International, Inc. (Nasdaq NM: BTUI), the leading supplier of advanced thermal processing equipment for semiconductor packaging, surface mount, and advanced materials processing, today announced its financial results for the first quarter ended April 4, 2004.
    Net sales for the quarter were $11.3 million, up 45 percent compared to $7.8 million in the preceding quarter, and up 65 percent compared to $6.8 million recorded in the first quarter of 2003.
    Net loss for the 2004 first quarter narrowed by 38 percent to $980,000, or $0.14 per basic share, compared to a net loss of $1.6 million, or $0.22 per basic share, in the preceding quarter, and decreased by 45 percent compared to the net loss of $1.8 million, or $0.25 per share, reported in the first quarter of 2003.
    Commenting on the company's first quarter performance, Mark R. Rosenzweig, president and CEO of BTU International, said, "The first quarter was a pivotal one for BTU. We significantly raised shipment levels to meet the rapidly increasing demand that started late in 2003. The Semiconductor Packaging and Surface Mount Assembly markets are now very strong and we are seeing increased activity in the Advanced Materials market."
    "Late in the first quarter, we completed our new Shanghai, China manufacturing plant, recording our first sales from that factory in March. We continue to rapidly ramp this new facility, as well as our U.S.-based production, and drive our global supply partners to meet the continuing growth in demand."
    "On the new product front, BTU launched the latest addition to the Pyramax family of SMT furnaces early in the first quarter. The Pyramax 150 X5 is BTU's fifth generation SMT system. It is ideally suited for high volume, lead-free manufacturing, providing unparalleled performance with significantly lower cost of operation. With the largest microprocessor manufacturers recently announcing plans to drastically reduce the lead content of their products, the introduction of the Pyramax 150 X5 appears well timed", said Rosenzweig.
    Regarding the company's outlook, Rosenzweig said, "With anticipated continued sales growth in the next several quarters, and as we realize the cost savings derived from our China operations and global sourcing, we expect to see a return to profitability during the second half of the year."

    Teleconference and Simultaneous Webcast

    BTU will be discussing its financial results, along with its outlook for the second quarter of 2004, in a conference call to be held tomorrow, Wednesday, April 21, at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through May 7, 2004, and can be accessed at these websites or by phone at (888) 566-0822.

    About BTU International

    BTU International, with world headquarters in North Billerica, Mass., is a market-leading supplier of advanced thermal processing equipment to the semiconductor, electronics, and materials sectors. BTU manufactures a wide range of equipment for semiconductor packaging applications, including state-of-the-art systems for wafer bumping and wafer-level packaging. The company also manufactures solder reflow furnaces for printed circuit board assembly, and advanced systems for materials processing applications requiring high temperatures and precise atmosphere control. BTU operates worldwide with manufacturing facilities in North Billerica, Mass. and Shanghai, China. The company has direct sales and service offices in the USA, Asia and Europe. Additional information about BTU International is available on BTU's website at www.btu.com.

    Safe Harbor Statement

    This news release, other than historical financial information, includes forward-looking statements that involve known and unknown risks and uncertainties, including quarterly fluctuations in results. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. Unless otherwise required by law, the company disclaims any obligation to revise or update such forward-looking statements in order to reflect future events or developments.

    --  Financial Tables Follow --


                       BTU INTERNATIONAL, INC.
                Consolidated Statements of Operations
         (In thousands, except per share and share amounts)
                            (Unaudited)


                                                Three Months Ended
                                             April 4,       March 30,
                                               2004           2003
Net Sales                                    $11,293         $6,836
Cost of Goods Sold                             8,643          4,983
Gross Margins                                  2,650          1,853
Selling, General and Administrative
 Expenses                                      2,640          2,750
Research, Development and Engineering            917            822

(Loss) Income from Operations                   (907)        (1,719)
Interest Income (Expense), net                   (72)           (55)
Other Income (Expense), net                       (1)             1
(Loss) Income Before Taxes                      (980)        (1,773)
Income Tax (Benefit) Provision                     0              0
Net (Loss) Income                              ($980)       ($1,773)

Loss Per Share:
   Basic                                      ($0.14)        ($0.25)
   Diluted                                    ($0.14)        ($0.25)

Weighted Average Number of Shares
 Outstanding:
   Basic                                   7,162,126      7,002,578
   Diluted                                 7,162,126      7,002,578



                      BTU INTERNATIONAL, INC.
                    Consolidated Balance Sheets
                          (In thousands)


                                             April 4,     December 31,
                                               2004           2003
                                           (Unaudited)
Assets
 Cash and Investments                         $3,538        $6,659
 Accounts Receivable                           8,776         6,073
 Inventories                                   9,591         7,795
 Other Current Assets                          1,003           469
 Property, Plant and
   Equipment, net                              3,170         3,290
 Other Assets                                  1,364         1,368

                                             $27,442       $25,654


Liabilities and Stockholders' Investment
 Short-Term Debt                                $364          $360
 Other Current Liabilities                     7,351         4,576
 Long-Term Debt                                5,402         5,440
 Long-Term Deferred Comp.                        433           458

 Stockholders' Investment                     13,892        14,820

                                             $27,442       $25,654


    CONTACT: Company Contact:
             BTU International, Inc.
             Tom Kealy, 978-667-4111 Ext. 106
             or
             Agency Contact:
             IR Counsel For BTU International
             Bill Monigle, 603-424-1184